Exhibit 12
Belo Corp.
Computation of Ration of Earning to Fixed Charges
(Dollars in thousands)

											Six months ended
	Year Ended December 31,										June 30,
	2001		2002		2003		2004		2005		2005		2006
Earnings:
Earnings before income taxes and the cumulative effect of accounting changes	$21,763		$213,454		$209,460		$215,801		$206,960		$105,578		$91,457
Add: Total fixed charges	116,157		108,451		98,117		94,177		95,159		46,362		50,480
Less: Interest capitalized	489		573		500		163		167		26		446

Adjusted earnings	$137,431		$321,332		$307,077		$309,815		$301,952		$151,914		$141,491

Fixed Charges:
Interest	$113,145		$105,359		$94,110		$90,327		$91,171		$44,538		$48,538
Portion of rental expense representative of the interest factor (1)	3,012		3,092		4,007		3,850		3,988		1,824		1,942

Total fixed charges	$116,157		$108,451		$98,117		$94,177		$95,159		$46,362		$50,480

Ratio of Earnings to Fixed Charges	1.18	x	2.96	x	3.13	x	3.29	x	3.17	x	3.28	x	2.80	x

(1)	For purposes of calculating fixed charges, an interest factor of one third was applied to total rent expense for the period indicated.